UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
      SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF
       DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934.

                         Commission File Number 0-25998

                        Waste Systems International, Inc.
             (exact name of registrant as specified in its charter)

         420 Bedford Street, Suite 300, Lexington, Massachusetts, 02420
                                 (781) 862-3000
     (address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                          Common Stock, $0.01 Par Value
            (Title of each class of securities covered by this Form)

                                      None

  (Titles of all other classes of securities for which a duty to file reports under section 12(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     |X|             Rule 12h-3(b)(1)(i)     |X|
Rule 12g-4(a)(1)(ii)    |_|             Rule 12h-3(b)(1)(ii)    |_|
Rule 12g-4(a)(2)(i)     |_|             Rule 12h-3(b)(2)(i)     |_|
Rule 12g-4(a)(2)(ii)    |_|             Rule 12h-3(b)(2)(ii)    |_|
                                        Rule 15d-6              |_|

      Approximate number of holders of record as of the certification or notice date: 256

      Pursuant to the requirements of the Securities Exchange Act of 1934, Waste Systems International, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: April 2, 2001                       By:  /s/ John Boyer
                                               ---------------------------------
                                               Name:  John Boyer
                                               Title: Chief Executive Officer
                                                      and President